UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Omega Healthcare Investors, Inc.
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OMEGA HEALTHCARE INVESTORS, INC.
9690 Deereco Road, Suite 100
Timonium, Maryland  21093
(410) 427-1700
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 22, 2008
________________

To our Stockholders:

The Annual Meeting of Stockholders of Omega Healthcare Investors, Inc. (“Omega” or the “Company”) will be held at the Crowne Plaza, Baltimore-North, 2004 Greenspring Drive, Timonium, Maryland on Thursday, May 22, 2008, at 10:00 A.M. EDT, for the following purposes:

1.      To elect two members to the Board of Directors;

2.      To ratify the selection of Ernst & Young LLP as our independent auditor for fiscal year 2008;

3.      To approve an amendment to the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan providing for a cap on the maximum number of shares that can be granted or dollar amount that can be paid to an employee during a year in the case of qualified performance-based awards; and

4.      To transact such other business as may properly come before the meeting or any adjournment thereof.

The nominees for election as directors are Harold J. Kloosterman and C. Taylor Pickett, each of whom presently serves as a director of Omega.

The Board of Directors has fixed the close of business on April 14, 2008 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting or any adjournments thereof.

We encourage you to attend the meeting.  Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR the election of directors.  Please sign, date and return the proxy card promptly in the enclosed envelope.  If you attend the meeting, you may vote in person even if you previously have mailed a proxy card.

By order of Omega’s Board of Directors,

C. Taylor Pickett
Chief Executive Officer

April 18, 2008
Timonium, Maryland

YOUR VOTE IS IMPORTANT. Please sign, date and mail the proxy card promptly in the enclosed envelope whether or not you plan to attend the meeting. It is important that you return the proxy card promptly whether or not you plan to attend the meeting, so that your shares are properly voted.

If you hold shares through a broker, bank or other nominee (in "street name"), you may also have the ability to vote by telephone or the Internet in accordance with instructions that will be included with this mailing.  In either event, we urge you to vote promptly.

OMEGA HEALTHCARE INVESTORS, INC.

9690 Deereco Road, Suite 100
Timonium, Maryland 21093
(410) 427-1700

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
May 22, 2008

The accompanying proxy is solicited by the Board of Directors to be voted at the Annual Meeting of Stockholders of Omega Healthcare Investors, Inc. to be held at the Crowne Plaza, Baltimore-North, 2004 Greenspring Drive, Timonium, Maryland at 10:00 A.M. EDT on Thursday, May 22, 2008, and any adjournments of the meeting.  It is anticipated that these proxy materials will be mailed on or about April 18, 2008, to our common stockholders of record on April 14, 2008.

A copy of our Annual Report for the year ended December 31, 2007, including financial statements, is enclosed.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 22, 2008.  This Proxy Statement, and our Annual Report to Stockholders and Form 10-K for fiscal 2007 are available electronically at http://www.omegahealthcare.com/annuals.cfm.

Additional copies of our annual report on Form 10-K will be provided, without charge, upon written request addressed to Robert O. Stephenson at our principal executive offices at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093.

VOTING

As of April 14, 2008, the record date, there were 68,996,852 of outstanding shares of common stock, par value $.10 per share.  Each holder of shares of common stock is entitled to one vote per share on all matters properly brought before the Annual Meeting.

The presence at the Annual Meeting of shares representing a majority of our issued and outstanding common stock will be necessary to establish a quorum for the conduct of business at the Annual Meeting.  Under our Bylaws, directors are elected by a plurality of the votes cast at the Annual Meeting.  The affirmative vote of a majority of all votes cast on the matter will be necessary to approve the proposal to ratify our independent auditors and the proposal to approve an amendment to our 2004 Stock Incentive Plan.  In addition, the total number of votes cast on the amendment to the 2004 Stock Incentive Plan must represent more than at least a majority of the shares entitled to vote on the proposal.

Brokers holding shares in “street name” may vote the shares only if the beneficial owner provides instructions on how to vote.  Brokers will provide beneficial owners instructions on how to direct the brokers to vote the shares.  A so-called “broker non-vote” occurs when a broker, holding stock as nominee, does not receive voting instructions from the beneficial owner.  Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the voting on the matters to be considered at the Annual Meeting.

As of the record date, our directors and executive officers beneficially owned 1,754,047 shares of our common stock (representing 2.5% of the votes entitled to be cast at the meeting).

There are no rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon pursuant to this proxy statement.

We urge stockholders to vote promptly either by signing, dating and returning the enclosed proxy card in the enclosed envelope, or for stockholders who own their shares in street name through a broker, in accordance with the telephone or internet voting instructions your broker may include with this mailing.

A stockholder giving a proxy has the power to revoke it at any time before it is exercised.  A proxy may be revoked by filing with our Secretary (i) a signed instrument revoking the proxy or (ii) a duly executed proxy bearing a later date.  A proxy also may be revoked if the person executing the proxy is present at the meeting and elects to vote in person.  If the proxy is not revoked, it will be voted by those named in the proxy.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nominees and Voting Requirements

There are currently six members of the Board of Directors.  Pursuant to our Articles of Incorporation, the directors have been divided into three groups.  At this year's Annual Meeting, two directors will be elected by the holders of our common stock to hold office for a term of three years or, in each case, until their respective successors have been duly elected and qualified.

Our Nominating and Corporate Governance Committee of the Board of Directors has nominated Harold J. Kloosterman and C. Taylor Pickett for election as directors.

Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy card intend to vote FOR the election of the nominees named above to hold office for the term indicated above or until their respective successors have been duly elected and qualified.

If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless the proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of the proxies.  In no event would the proxy be voted for more than two nominees.

Information Regarding Directors

The following information relates to the nominees for election as directors of Omega and the other persons whose terms as directors continue after this meeting.  Individuals not standing for election at the Annual Meeting are presented under the heading “Continuing Directors.”

Director Nominees

Director (age as of April 14)	Year First Became a Director	Business Experience During Past 5 Years	Term to Expire in

Harold J. Kloosterman (66)	1992
Mr. Kloosterman is a Director and has served in this capacity since September 1, 1992.  Mr. Kloosterman has served as President since 1985 of Cambridge Partners, Inc., a company he formed in 1985.  He has been involved in the development and management of commercial, apartment and condominium projects in Grand Rapids and Ann Arbor, Michigan and in the Chicago area.  Mr. Kloosterman was formerly a Managing Director of Omega Capital from 1986 to 1992.  Mr. Kloosterman has been involved in the acquisition, development and management of commercial and multifamily properties since 1978. He has also been a senior officer of LaSalle Partners, Inc. (now Jones Lang LaSalle).

			2011

C. Taylor Pickett (46)	2002
Mr. Pickett is the Chief Executive Officer of our company and has served in this capacity since June, 2001.  Mr. Pickett is also a Director and has served in this capacity since May 30, 2002.  Prior to joining our company, Mr. Pickett served as the Executive Vice President and Chief Financial Officer from January 1998 to June 2001 of Integrated Health Services, Inc., a public company specializing in post-acute healthcare services.  He also served as Executive Vice President of Mergers and Acquisitions from May 1997 to December 1997 of Integrated Health Services.  Prior to his roles as Chief Financial Officer and Executive Vice President of Mergers and Acquisitions, Mr. Pickett served as the President of Symphony Health Services, Inc. from January 1996 to May 1997.
			2011

Continuing Directors

Director (age as of April 14)	Year First Became a Director	Business Experience During Past 5 Years	Term to Expire in

Thomas F. Franke (78)	1992	Mr. Franke is a Director and has served in this capacity since March 31, 1992. Mr. Franke is Chairman and a principal owner of Cambridge Partners, Inc., an owner, developer and manager of multifamily housing in Grand Rapids, Michigan. He is also a principal owner of Laurel Healthcare (a private healthcare firm operating in the United States) and is a principal owner of Abacus Hotels LTD. (a private hotel firm in the United Kingdom). Mr. Franke was a founder and previously a director of Principal Healthcare Finance Limited and Omega Worldwide, Inc.	2009
Bernard J. Korman (76)	1993
Mr. Korman is Chairman of the Board and has served in this capacity since March 8, 2004. He has served as a director since October 19, 1993. Mr. Korman has been Chairman of the Board of Trustees of Philadelphia Health Care Trust, a private healthcare foundation, since December 1995. Mr. Korman is also a director of The New America High Income Fund, Inc. (NYSE:HYB) (financial services), Medical Nutrition USA, Inc. (OTC:MDNU.OB) (develops and distributes nutritional products) and NutraMax Products, Inc. (OTC:NUTP) (consumer health care products). He was formerly President, Chief Executive Officer and Director of MEDIQ Incorporated (OTC:MDDQP) (health care services) from 1977 to 1995. Mr. Korman served as a trustee of Kramont Realty Trust (NYSE:KRT) (real estate investment trust) from June 2000 until its merger in April 2005 and of The Pep Boys, Inc. (NYSE:PBY) and also served as The Pep Boys, Inc.’s Chairman of the Board from May 28, 2003 until his retirement from such board in September 2004. Mr. Korman was previously a director of Omega Worldwide, Inc.

			2009

Edward Lowenthal (63)	1995
Mr. Lowenthal is a Director and has served in this capacity since October 17, 1995. Mr. Lowenthal also serves as a director of REIS (a provider of real estate market information and valuation technology), Inc. (NASDAQ:REIS), American Campus Communities (NYSE:ACC) (a public developer, owner and operator of student housing at the university level), Desarrolladora Homex (NYSE: HXM) (a Mexican homebuilder) and serves as a trustee of the Manhattan School of Music. From January 1997 to March 2002, Mr. Lowenthal served as President and Chief Executive Officer of Wellsford Real Properties, Inc. (AMEX:WRP) (a real estate merchant bank) and was President of the predecessor of Wellsford Real Properties, Inc. since 1986.

			2010

Stephen D. Plavin (48)	2000	Mr. Plavin is a Director and has served in this capacity since July 17, 2000. Mr. Plavin has been Chief Operating Officer of Capital Trust, Inc., (NYSE:CT) a New York City-based mortgage real estate investment trust (“REIT”) and investment management company and has served in this capacity since 1998. In this role, Mr. Plavin is responsible for all of the lending, investing and portfolio management activities of Capital Trust, Inc.	2010

-4/5-

RECOMMENDATION

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Kloosterman and Pickett.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock as of April 4, 2008 for:

•	each of our directors and the named executive officers appearing in the table under “Executive Compensation —Summary Compensation Table”; and

•	all persons known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.  The business address of the directors and executive officers is 9690 Deereco Road, Suite 100, Timonium, Maryland 21093.

	Common Stock				Series D Preferred
Beneficial Owner	Number of Shares			Percent of Class(1)	Number of Shares	Percent of Class(11)

C. Taylor Pickett	495,841			0.7%	—	—
Daniel J. Booth	162,785			0.2%	—	—
Michael D. Ritz	15,823			*	—	—
R. Lee Crabill, Jr.	109,530			0.2%	—	—
Robert O. Stephenson	158,536			0.2%	—	—
Thomas F. Franke	83,971	(2	) (3)	0.1%	—	—
Harold J. Kloosterman	84,692	(4	) (5)	0.1%	—	—
Bernard J. Korman	566,517	(6)		0.8%	—	—
Edward Lowenthal	40,062	(7	)(8)	*	—	—
Stephen D. Plavin	36,290	(9)		*	—	—
Directors and executive officers as a group (9 persons)	1,754,047	(10)		2.5%	—	—

5% Beneficial Owners:

ING Groep N.V	10,195,051	(12)		14.8%
The Vanguard Group, Inc.	4,224,824	(13)		6.1%
Nomura Asset Management Co., LTD.	4,109,600	(14)		6.0%
Neuberger Berman, LLC	3,690,873	(15)		5.3%

* Less than 0.1%

(1)	Based on 68,996,852 shares of our common stock outstanding as of April 4, 2008.

(2)	Includes 47,141 shares owned by a family limited liability company (Franke Family LLC) of which Mr. Franke is a member.

(3)	Includes stock options that are exercisable within 60 days to acquire 2,668 shares.

(4)	Includes shares owned jointly by Mr. Kloosterman and his wife, and 10,827 shares held solely in Mr. Kloosterman’s wife’s name.

(5)	Includes stock options that are exercisable within 60 days to acquire 2,000 shares.

(6)	Includes stock options that are exercisable within 60 days to acquire 6,001 shares.

(7)	Includes 1,400 shares owned by his wife through an individual retirement account.

(8)	Includes stock options that are exercisable within 60 days to acquire 3,000 shares.

(9)	Includes stock options that are exercisable within 60 days to acquire 14,000 shares.

(10)	Includes stock options that are exercisable within 60 days to acquire 27,669 shares.

(11)	Based on 4,739,500 shares of Series d preferred stock outstanding at April 4, 2008.

(12)
Based on a Schedule 13G/A filed by ING Groep N.V. on February 14, 2008. ING Groep N.V. is located at 201 King of Prussia Road, Suite 600, Radnor, PA 19087. Includes 4,943,904 shares of common stock over which ING Groep N.V. has sole voting power or power to direct the vote.

(13)
Based on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 27, 2008. The Vanguard Group, Inc. is located at 100 Vanguard Blvd. Malvern, PA 19355. Includes 59,851 shares of common stock over which The Vanguard Group, Inc. has sole voting power or power to direct the vote.

(14)
Based on a Schedule 13G/A filed by Nomura Asset Management Co., LTD. on February 08, 2008. Nomura Asset Management Co., LTD. is located at 1-12-1, Nihonbashi, Chuo-ku, Toyko, Japan 103-8260. Includes 4,109,600 shares of common stock over which Nomura Asset Management Co., LTD. has sole voting power or power to direct the vote.

(15)	Based on a Schedule 13F filed by Neuberger Berman, LLC. on December 31, 2007.

DIRECTORS AND OFFICERS OF OUR COMPANY

Board of Directors and Committees of the Board

The members of the Board of Directors on the date of this proxy statement and the committees of the Board on which they serve are identified below.

	Audit	Compensation	Investment	Nominating and Corporate
Director	Committee	Committee	Committee	Governance Committee
Thomas F. Franke		XX		X
Harold J. Kloosterman	X	X	XX	XX
Bernard J. Korman *		X	X	X
Edward Lowenthal	X	X		X
C. Taylor Pickett			X
Stephen D. Plavin	XX	X		X

*	Chairman of the Board
XX	Chairman of the Committee
X	Member

The Board of Directors held ten meetings during 2007.  All members of the Board of Directors attended more than 75% of the Board of Directors or Committee meetings held during 2007.  Mr. Korman, as Chairman of the Board, presides over any meeting, including regularly scheduled executive sessions of the non-management directors. If Mr. Korman is not present at such a session, the presiding director is chosen by a vote of those present at the session. Except for Mr. Pickett, all of the members of the Board of Directors meet the New York Stock Exchange listing standards for independence.  While the Board of Directors has not adopted any categorical standards of independence, in making these independence determinations, the Board of Directors noted that no director other than Mr. Pickett (a) received direct compensation from our company other than director annual retainers and meeting fees, (b) had any relationship with our company or a third party that would preclude independence, or (c) had any business relationship with our company and its management, other than as a director of our company.  Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the New York Stock Exchange listing standards for independence.  While we invite our directors to attend our Annual Meeting of Stockholders, we currently do not have a formal policy regarding director attendance.  No directors attended the 2007 annual meeting last year.

Audit Committee

The Audit Committee met six times in 2007. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the financial information to be provided to stockholders and the Securities and Exchange Commission (“SEC”); (ii) the system of internal controls that management has established; and (iii) the external independent audit process.  In addition, the Audit Committee selects our company’s independent auditors and provides an avenue for communication between the independent auditors, financial management and the Board of Directors.

Each of the members of the Audit Committee is financially literate, as required of audit committee members by the New York Stock Exchange.  The Board of Directors has determined that Mr. Plavin is qualified to serve as an “audit committee financial expert” as such term is defined in Item 401 (h) of Regulation S-K promulgated by the SEC.  The Board of Directors made a qualitative assessment of Mr. Plavin’s level of knowledge and experience based on a number of factors, including his formal education and his experience as Chief Operating Officer of Capital Trust, Inc., a New York City-based mortgage REIT and investment management company, where he is responsible for all lending and portfolio management activities.  Mr. Plavin holds an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

Compensation Committee

The Compensation Committee met eleven times during 2007 and has responsibility for the compensation of our key management personnel and administration of our 2004 Stock Incentive Plan, our 2000 Stock Incentive Plan and our 1993 Deferred Compensation Plan.  The responsibilities of the Compensation Committee are more fully described in its charter, which is available on our website at www.omegahealthcare.com.

Investment Committee

The Investment Committee met six times during 2007 and has responsibility for developing strategies in growing our portfolio.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met one time during 2007 and has responsibility for identifying potential nominees to the Board of Directors and reviewing their qualifications and experience.  The process for identifying and evaluating nominees to the Board is initiated by identifying candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm.  Nominees for director are selected based on their depth and breadth of experience, industry experience, financial background, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to director duties, among other criteria.  The Nominating and Corporate Governance Committee also develops and implements policies and practices relating to corporate governance.

The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees as director.  Any such nomination should be submitted to the Nominating and Corporate Governance Committee through our Secretary in accordance with the procedures and time frame described in our Bylaws and as set forth under “Stockholder Proposals” below.

Communicating with the Board of Directors and the Audit Committee

The Board of Directors and our Audit Committee have established procedures to enable anyone who has a concern about our conduct, or any employee who has a concern about our accounting, internal controls or auditing matters, to communicate that concern directly to the non-management members of the Board of Directors or the Audit Committee, as applicable.  These communications may be confidential or anonymous, and may be submitted in writing or through the Internet.  The employees have been provided with direct and anonymous access to each of the members of the Audit Committee.  Our company’s Code of Business Conduct and Ethics prohibits any employee of our company from retaliating or taking adverse action against anyone raising or helping resolve a concern about our company.

Interested parties may contact our non-management directors by writing to them at our headquarters:  Omega Healthcare Investors, Inc., 9690 Deereco Road, Suite 100, Timonium, Maryland 21093, or by contacting them through our website at www.omegahealthcare.com.  Communications addressed to the non-management members of the Board of Directors will be reviewed by our corporate communications liaison, which is our outside legal counsel, and will be directed to the appropriate director or directors for their consideration.  The corporate communications liaison may not “filter out” any direct communications from being presented to the non-management members of the Board of Directors and Audit Committee members without instruction from the directors or committee members.  The corporate communications liaison is required to maintain a record of all communications received that were addressed to one or more directors, including those determined to be inappropriate communications.  Such record will include the name of the addressee, the disposition by the corporate communications liaison and, in the case of communications determined to be inappropriate, a brief description of the nature of the communication. The corporate communications liaison is required to provide a copy of any additions to the record upon request of any member of the Board of Directors.

Conflicts of Interest Policies and Code of Business Conduct

We have a written policy regarding related party transactions under which we have determined that we will not engage in any purchase, sale or lease of property or other business transaction in which our officers or directors have a direct or indirect material interest without the approval by resolution of a majority of those directors who do not have an interest in such transaction. It is generally our policy to enter into or ratify related party transactions only when our Board of Directors, acting through our Audit Committee, determines that the related person transaction in question is in, or is not inconsistent with, our best interests and the interests of our stockholders. We are currently unaware of any transactions with our company in which our directors or officers have a material interest.

We have adopted a written Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.  A copy of our Code of Ethics is available on our website at www.omegahealthcare.com and print copies are available upon request without charge.  You can request print copies by contacting our Chief Financial Officer in writing at Omega Healthcare Investors, Inc., 9690 Deereco Road, Suite 100, Timonium, Maryland 21093 or by telephone at 410-427-1700.  Any amendment to our Code of Ethics or any waiver of our Code of Ethics will be disclosed on our website at www.omegahealthcare.com promptly following the date of such amendment or waiver.

Corporate Governance Materials

The Corporate Governance Guidelines, Code of Ethics and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available free of charge through our website at www.omegahealthcare.com and are available in print to any shareholder who requests them.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis (“CD&A”) addresses the following topics:

•	the members and role of our Compensation Committee (the “Committee”);

•	our compensation-setting process;

•	our compensation philosophy and policies regarding executive compensation;

•	the components of our executive compensation program; and

•	our compensation decisions for fiscal year 2007 and 2008.

The Compensation Committee

Thomas F. Franke, Harold J. Kloosterman, Bernard J. Korman, Edward Lowenthal, and Stephen D. Plavin are the members of the Committee. Mr. Franke, is the Chairman of the Committee. Each member of the Committee qualifies as an independent director under the New York Stock Exchange listing standards and under our Board of Directors’ standards of independence.

The Committee’s responsibilities and function are governed by its charter, which the Board of Directors has adopted and a copy of which is available at our website at www.omegahealthcare.com.  The Committee administers our 2004 Stock Incentive Plan, our 2000 Stock Incentive Plan and our 1993 Deferred Compensation Plan and has responsibility for other incentive and benefit plans. The Committee determines the compensation of our executive officers and reviews with the Board of Directors all aspects of compensation for our executive officers.

The Committee is responsible to the Board of Directors for the following activities:

•
The Committee determines and approves the compensation for the Chief Executive Officer and our other executive officers.  In doing so, the Committee evaluates their performance in light of goals and objectives reviewed by the Committee and such other factors as the Committee deems appropriate in our best interests and in satisfaction of any applicable requirements of the New York Stock Exchange and any other legal or regulatory requirements.

•
The Committee reviews and recommends for the Board of Directors’ approval (or approves, where applicable) the adoption and amendment of our director and executive officer incentive compensation and equity-based plans.  The Committee has the responsibility for recommending to the Board the level and form of compensation and benefits for directors.

•	The Committee may administer our incentive compensation and equity-based plans and may approve such awards thereunder as the Committee deems appropriate.

•	The Committee reviews and monitors succession plans for the Chief Executive Officer and our other senior executives.

•
The Committee meets to review and discuss with management the CD&A required by the SEC rules and regulations.  The Committee recommends to the Board of Directors whether the CD&A should be included in our proxy statement or other applicable SEC filings.  The Committee prepares a Compensation Committee Report for inclusion in our applicable filings with the SEC.  Such reports state whether the Committee reviewed and discussed with management the CD&A, and whether, based on such review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in our proxy statement or other applicable SEC filings.

•	The Committee should be consulted with respect to any employment agreements, severance agreements or change of control agreements that are entered into between us and any executive officer.

•
To the extent not otherwise inconsistent with its obligations and responsibilities, the Committee may form subcommittees (which shall consist of one or more members of the Committee) and delegate authority to such subcommittees hereunder as it deems appropriate.

•	The Committee reports to the Board of Directors as it deems appropriate and as the Board of Directors may request.

•
The Committee performs such other activities consistent with its charter, our Bylaws, governing law, the rules and regulations of the New York Stock Exchange and such other requirements applicable to us as the Committee or the Board of Directors deems necessary or appropriate.

The responsibilities of a member of the Committee are in addition to those responsibilities set out for a member of the Board.

Committee Meetings

The Committee meets as often as necessary to perform its duties and responsibilities. The Committee met eleven times during the year ended December 31, 2007. The Chairman of the Committee works, from time to time, with the Chief Executive Officer and other members of the Committee to establish the agenda. The Committee frequently meets in executive sessions without management and meets with Omega’s legal counsel and outside advisors when necessary.

The Committee receives and reviews materials in advance of its meetings. These materials include information that management believes will be helpful to the Committee as well as materials the Committee has requested. Depending upon the agenda for the particular meeting, these materials may include, among other things:

•	reports from compensation consultants or legal counsel;

•
a comparison of the compensation of our executives and directors compared to our competitors prepared by members of the Committee, by management at the Committee’s request or by a compensation consultant engaged by the Committee;

•	financial reports on year-to-date performance versus budget and compared to prior year performance, as well as other financial data regarding us and our performance;

•	reports on our strategic plan and budgets for future periods;

•	information on the executive officers’ stock ownership and option holdings; and

•	reports on the levels of achievement of individual and corporate objectives.

The Compensation Committee Process

Committee Advisors

The Compensation Committee charter grants the Committee the sole and direct authority to engage and terminate advisors and compensation consultants and to approve their fees and retention terms. These advisors and consultants report directly to the Committee, and we are responsible for paying their fees.

The Committee engaged a consulting group in 2004, The Schonbraun McCann Group LLP (“Schonbraun”), in connection with determining the compensation of our executive officers for 2005, and the Committee also retained Schonbraun in late 2006 in connection with evaluating the compensation and incentive arrangements for our executive officers for fiscal year 2007. Schonbraun has not performed and has agreed not to perform in the future any work for us other than work for which it is engaged by the Committee. During late 2006 and early 2007, Schonbraun presented to the Committee analysis that included, but was not limited to, the status of our current compensation scheme as compared to our peer companies, the methodologies behind the research and analysis it used to prepare the comparisons, the techniques it used to standardize the compensation schemes of peer companies in order to permit more accurate comparisons against our policies, and a proposed incentive compensation plan for executive officers. The Committee also requested that Schonbraun evaluate our current director compensation and prepare a proposal with respect to compensation for our directors in 2007.

Peer companies included in Schonbraun’s 2006/2007 analysis were Alexandria Real Estate Equities, Inc., BioMed Realty Trust, Corporate Office Properties Trust Inc., Digital Realty Trust, Inc., First Potomac Realty Trust, Glenborough Realty Trust Incorporated, Health Care REIT, Inc., Healthcare Realty Trust, LTC Properties, Inc., Medical Properties Trust Inc., Nationwide Health Properties, Inc., Parkway Properties, Inc., Republic Property Trust, Ventas, Inc., Washington Real Estate Investment Trust and Windrose Medical Properties Trust. Analyses performed included a comparison of the total return to the stockholders of the respective companies, a comparison of salaries of comparable officers for each company and a comparison of the terms of officer employment agreements.

Also, our Chief Executive Officer meets with the Committee upon the Committee’s request to provide information to the Committee regarding management’s views regarding its performance as well as other factors the Chief Executive Officer believes should impact the compensation of our executive officers.  In addition, the Chief Executive Officer provides his recommendation to the Committee regarding the compensation of the executive officers and the business and performance targets for incentive awards and bonuses.

Annual Evaluation

The Committee meets in one or more executive sessions each year to evaluate the performance of our named executive officers, to determine their bonuses for the prior year, to establish bonus metrics for the current year, to set their salaries for the current year, and to approve any grants to them of equity incentive compensation, as the case may be.

The Committee also performs an annual evaluation of its performance and the adequacy of its charter and reports to our Board of Directors regarding this evaluation.

Compensation Policy

Historically, the policy and the guidelines followed by the Committee have been directed toward providing compensation and incentives to our executive officers in order to achieve the following objectives:

•	Assist in attracting and retaining talented and well-qualified executives;

•	Reward performance and initiative;

•	Be competitive with other healthcare real estate investment trusts;

•	Be significantly related to accomplishments and our short-term and long-term successes, particularly measured in terms of growth in adjusted funds from operations on a per share basis;

•	Align the interests of our executive officers with the interests of our stockholders; and

•	Encourage executives to achieve meaningful levels of ownership of our stock.

Elements of Compensation

The following is a discussion of each element of our executive compensation:

Annual Base Salary

Our approach to base compensation levels has been to offer competitive salaries in comparison with prevailing market practices.  The Committee examined market compensation levels and trends in connection with the issuance of the executive employment contracts during 2004.  Additionally, in connection with the issuance of these contracts, the Committee hired Schonbraun in 2004 to conduct a review and analysis of our peer group companies and to provide the Committee with executive base salaries of individuals then employed in similar positions in such companies. The employment agreements for each of the executive officers established a base annual salary in 2004 and provided that the base salary should be reviewed on an annual basis to determine if increases are warranted.

In 2006 and 2007, the Committee evaluated and established the annual executive officer salaries for each fiscal year in connection with its annual review of management’s performance and based on input from our Chairman of the Board and our Chief Executive Officer. The Committee undertook this evaluation and determination at the beginning of fiscal year 2006 and 2007 so that it could have available data for the recently completed prior fiscal year and so that it could set expectations for the beginning fiscal year.  In undertaking the annual review, the Committee considered the decision-making responsibilities of each position and the experience, work performance and team-building skills of each incumbent officer, as well as our overall performance and the achievement of our strategic objectives and budgets.  The Committee viewed work performance as the single most important measurement factor, followed by team-building skills and decision-making responsibilities.

The Committee approved a 3.6% increase in executive officer base salaries for 2008 based on increases in the Consumer Price Index.

We accrue salaries as they are earned by our officers, and thus all salaries earned during the year are expensed in the year earned. Each officer must include his salary in his taxable income in the year during which he receives it. We withhold appropriate tax withholdings from the salaries of the respective officers.

Annual Cash Bonus

Our historical compensation practices have embodied the principle that annual cash bonuses that are based primarily on achieving objectives that enhance long-term stockholder value are desirable in aligning stockholder and management interests.

The Committee has considered our overall financial performance for the fiscal year and the performance of the specific areas of our company under each incumbent officer’s direct control.  It was the Committee’s view that this balance supported the accomplishment of overall objectives and rewarded individual contributions by executive officers.  The Committee strives to award individual annual bonuses for each named executive consistent with market practices for positions with comparable decision-making responsibilities and in accordance with the terms of each executive officer’s employment agreement as discussed below.

For 2007, the Company’s executive officers were eligible to earn cash bonuses as set forth below:

	Bonus Opportunity As Percentage of Base Salary	Additional Cash Bonus

C. Taylor Pickett	125%
Daniel J. Booth	75%
Robert O. Stephenson	60%
R. Lee Crabill	60%
Michael D. Ritz	35%	$ 40,000

           Fifty percent of the bonus opportunity is based on the Company’s adjusted funds from operations, with the remaining fifty percent based on the subjective assessment of individual performance.  The Company achieved the $1.33 per share adjusted funds from operations target established by the Committee for 2007, and accordingly the objective bonus component was fully earned and paid for in 2007.

The Chief Executive Officer provided the Compensation Committee with an assessment of each executive officer’s performance in 2007.  The Compensation Committee after consultation with the Chief Executive Officers determined the subjective portion of each executive officers bonus.  The principal factors noted in the assessment of the executive officers performance included:

•	Successful completion of acquisition

•	Favorable rent resets, lease extensions and re-leases

•	March 2007 stock offering

•	Success in portfolio restructurings and workouts

•	Finalization of IRS Closing Agreement

•	Enhancement of internal controls and finance staff

•	Increase in credit facility borrowing base

Considering these factors, the Compensation Committee set annual cash bonuses related to fiscal year 2007 as follows:

	Adjusted FFO Portion of Bonus	Subjective Portion of Bonus	Additional Cash Bonus	Total Cash Bonus

C. Taylor Pickett	$331,563	$331,562	$--	$663,125
Daniel J. Booth	$122,438	$122,437	$--	$244,875
Robert O. Stephenson	$78,810	$78,810	$--	$157,620
R. Lee Crabill	$76,020	$60,820	$--	$136,840
Michael D. Ritz	$30,625	$30,625	$40,000	$101,250

We accrue estimated bonuses for our executive officers throughout the year service is performed relating to such bonuses, and thus bonuses are expensed in the year they are earned, assuming they are approved by our Board of Directors. Each officer must include his bonus in his taxable income in the year during which he receives it, which is generally in the year following the year it is earned.  We withhold appropriate tax withholdings from the bonus amounts awarded.

Stock Incentives

2004 Awards.

In 2004, we entered into restricted stock agreements with four executive officers under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.  A total of 317,500 shares of restricted stock were granted, which equated to approximately $3.3 million of deferred compensation.  The shares vest thirty-three and one-third percent (33 ⅓%) on each of January 1, 2005, January 1, 2006 and January 1, 2007 so long as the executive officer remains employed on the vesting date, with vesting accelerating upon a qualifying termination of employment, upon the occurrence of a change of control (as defined in the restricted stock agreements), death or disability.  In addition, we also entered into performance restricted stock unit agreements with our four executive officers.  A total of 317,500 performance restricted stock units were granted under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.  The performance restricted stock units were fully vested as December 31, 2006 following our attaining $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations” (as defined in the performance restricted stock unit agreement) for two (2) consecutive quarters.  Dividend equivalents (plus an interest factor based on our company’s cost of borrowing) accrued on unvested shares and were paid, according to the terms of the stock grant, because the performance restricted stock units vested.  Dividend equivalents on vested performance restricted stock units are paid currently.  Pursuant to the terms of the performance restricted stock unit agreements, each of the executive officers did not receive the vested shares attributable to the performance restricted stock units until January 1, 2008.

2007 Awards.

Following its spring 2007 review of executive compensation and the analyses provided by Schronbaum, the Committee determined to utilize three types of executive incentives:  (1) restricted stock awards for retention purposes and to encourage meaningful stock ownership, (2) performance restricted stock units (“PRSUs”) based on annualized performance to motivate and reward short-term performance, and (3) performance restricted stock units based on cumulative performance through December 31, 2010 to motivate and reward long-term performance. The amounts of these awards are shown in the Grants of Plan-Based Awards table below.  As more thoroughly described below, the PRSUs are designed to align executive compensation with the interests of stockholders by tying vesting to achievement to an 11% Total Shareholder Return hurdle rate.

2007 Restricted Stock Awards.

On May 7, 2007 we granted restricted stock awards to each of our executive officers.  Each restricted stock award vests one-seventh on December 31, 2007 and two-sevenths on each of December 31, 2008, December 31, 2009, and December 31, 2010, subject to continued employment on the vesting date.  In addition, all restricted stock vests upon the officer’s death, disability, termination of employment by us without cause (as defined in the employment agreement), or if the officer voluntary quits for good reason (as defined in the employment agreement).  Dividends are paid currently on unvested and vested shares.  If unvested shares are forfeited, dividends that are paid after the date of the forfeiture are not paid on these shares.

2007 Performance Restricted Stock Unit Awards.

On May 7, 2007, we also awarded two types of performance restricted stock units (“PRSUs”) to our executive officers.  The two types of PRSU awards differ in the manner in which each award vests, as described below in greater detail.

•
Vesting for both types of Awards Based on Total Shareholder Return.  One-half of the total  number of PRSUs granted to each executive officer are subject to ratable annual vesting one-third per year based on achievement of “Total Shareholder Return” (as described below) of 11% annualized through the applicable vesting date.  The other half vests 100% at the end of three years based on achievement of Total Shareholder Returns of 11% annualized through the end of the three-year period.  Total Shareholder Return is determined by reference to the total aggregate increase in the stock price per share over the applicable performance period plus dividends per share paid during the performance period.  In calculating Total Shareholder Return, the beginning of the performance period stock value will be based on the twenty day trailing average closing price prior to May 7, 2007, and the end of the performance period stock value will normally be based on the twenty day trailing average closing price as of the last day of the performance period.

•
Mechanics of Annual PRSU Vesting.  The PRSUs with annual vesting vest at the rate of one-third on each of December 31, 2008, December 31, 2009, and December 31, 2010, but only if the Company has achieved a Total Shareholder Return on an annualized basis of at least 11%, compounded as of each December 31, for the period commencing on May 7, 2007 and ending on the applicable vesting date.  The officer may catch-up on vesting that does not occur in a given year because of a missed hurdle if an 11% annualized cumulative Total Shareholder Return is achieved from May 7, 2007 through December 31, 2010.

•
Mechanics of Three Year PRSU Vesting.  The Company must achieve Total Shareholder Return of 11% per year compounded in the same manner as described above for the PRSUs with annual vesting over the period from May 7, 2007 through December 31, 2010 for the PRSUs to vest.

•
Termination of Employment.  In the event of the officer’s death, disability, termination of employment by the Company without cause, or voluntary resignation for good reason, the performance period for measuring Total Shareholder Return will end.  If the Company has achieved a Total Shareholder Return of 11% per year compounded annually from May 7, 2007 through the date the performance period is so ended, all the unforfeited PRSUs will then vest.  If the Total Shareholder Return goal has not been satisfied as of such date the PRSUs will be forfeited.

•
Change of Control.  If a change of control occurs before December 31, 2010, then the performance period for determining whether the Total Shareholder Return hurdle of 11%, annualized, has been achieved will end on the change in control date.  The officer must be employed on the applicable vesting date for each type of PRSU award set forth above to vest. If the Company’s stock is bought for cash in the change in control, the PRSUs will be converted to a cash obligation, which will grow by the annual dividend yield of the Company for the last four quarters as of the date of the change in control until the date the shares attributable to vested PRSUs are distributable.

•
Dividend Equivalents.  Dividend equivalents based on dividends paid to shareholders during the applicable performance period accrue on unvested and vested PRSUs.  Unpaid dividend equivalents accrue interest at a quarterly rate of interest equal to the Company‘s average borrowing rate for the preceding quarter.  Accrued dividend equivalents plus interest are paid to the officer at the date the shares attributable to vested PRSUs are distributable.

•
Distribution of Shares.  Shares attributable to vested PRSU’s are distributable upon the earliest of January 2, 2011, the officer’s death or disability, or termination of the officer’s employment by that Company without cause or resignation by the officer for good reason.  However, the distribution of shares attributable to PRSUs with annual vesting will be delayed for six months after any termination of the officer’s employment by the Company without cause or his resignation for good reason to the extent required to comply with 409A of the Internal Revenue Code.

General.

We account for all stock and option awards in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”).  Executive officers recognize taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer’s wages and the amount we may deduct is equal to the most recent closing common stock price on the date the stock options are exercised less the exercise price multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option or upon vesting of an award.

Retirement Savings Opportunities

All employees may participate in our 401(k) Retirement Savings Plan (the “401(k) Plan”). We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) Plan, employees are eligible to make contributions, and we, at our discretion, may match contributions and make a profit sharing contribution. We do not provide an option for our employees to invest in our stock in the 401(k) plan.

Health and Welfare Benefits

We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and directors and are available to all salaried employees. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the named executive officers, and we currently do not provide supplemental pensions to our employees, including the named executive officers.

Tax Deductibility of Executive Compensation

The SEC requires that this report comment upon our policy with respect to Section 162(m) of the Internal Revenue Code.  Section 162(m) disallows a federal income tax deduction for compensation over $1.0 million to any of the named executive officers unless the compensation is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our stockholders. We did not pay any compensation during 2007 that would be subject to Section 162(m). We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, Section 162(m) does not directly govern the Compensation Committee’s compensation policy and practices.  However, we are seeking stockholder approval of an amendment to our 2004 Stock Incentive Plan in order to facilitate the ability of the Company to structure and award performance-based compensation that will qualify for federal income tax deduction under Section 162(m).  See Proposal 3 below.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the CD&A with management, and based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2007.

Compensation Committee of the Board of Directors

 Thomas F. Franke
 Harold J. Kloosterman
 Bernard J. Korman
 Edward Lowenthal
                                         Stephen D. Plavin

Summary Compensation Table

The following table summarizes the compensation of our “named executive officers” for the years ended December 31, 2007 and 2006.  Our named executive officers are our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers.  With respect to stock awards, compensation in the table below includes not only compensation earned for services in the years indicated, but also compensation earned for services in prior years but recognized as an expense for financial reporting purposes in the years indicated.

Name and Principal Position (A)	Year (B)	Salary ($) (C)	Bonus ($) (1) (D)	Stock Awards ($) (2) (E)	Option Awards ($) (F)	Non-Equity Incentive Plan Compensation ($) (G)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (H)	All Other Compen- sation ($) (3) (I)	Total ($) (J)
C. Taylor Pickett Chief Executive Officer	2007	$530,500	$663,125	$ 525,112	$ --	$ --	$ --	$ 6,750	$1,725,487
	2006	$515,000	$463,500	$1,756,675	$ --	$ --	$ --	$30,711	$2,765,886
Robert O. Stephenson Chief Financial Officer	2007	$262,700	$157,620	$ 217,088	$ --	$ --	$ --	$ 6,750	$ 644,158
	2006	$255,000	$114,750	$ 843,204	$ --	$ --	$ --	$18,172	$1,231,126
Daniel J. Booth Chief Operating Officer	2007	$326,500	$244,875	$ 314,534	$ --	$ --	$ --	$ 6,750	$ 892,659
	2006	$317,000	$158,500	$1,054,005	$ --	$ --	$ --	$21,066	$1,550,571
R. Lee Crabill Senior Vice-President of Operations	2007	$253,400	$136,840	$ 193,831	$ --	$ --	$ --	$ 6,750	$ 590,821
	2006	$246,000	$123,000	$ 808,071	$ --	$ --	$ --	$17,691	$1,194,762
Michael D. Ritz (4) (5) Chief Accounting Officer	2007	$145,833	$111,250	$ 70,048	$ --	$ --	$ --	$ 5,346	$ 332,477
	2006	$ --	$ --	$ --	$ --	$ --	$ --	$ --	$ --

(1)	Bonuses are reported in the year earned, whether or not paid before year end.

(2)
Represents the dollar amount expensed for the years indicated with respect to restricted stock and performance restricted stock unit awards for financial reporting purposes in accordance with FAS 123R.  These amounts reflect the Company’s accounting expense for these awards in the year indicated, and do not correspond to actual value reorganized by the officers.  For further information regarding the valuation of stock awards, see Note 13 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2007.

Amounts shown for 2007 reflect dollar amount expense in 2007 with respect to restricted stock awards and performance restricted stock units granted in May 2007.  Amounts shown for 2006 reflect dollar amount expensed in 2006 with respect to (i) restricted stock awards and (ii) performance restricted stock units awarded in 2004 and earned in 2006 because we attained $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations,” which target was previously set in 2004 by the Committee.

(3)	All other compensation includes the following amounts over $10,000:

Name	Year	Interest on Dividends on Stock Awards	401(k) Matching Contribution
C. Taylor Pickett	2007 2006	-- 24,111	$ $	6,750 6,600
Robert O. Stephenson	2007 2006	-- 11,572	$ $	6,750 6,600
Daniel J. Booth	2007 2006	-- 14,466	$ $	6,750 6,600
R. Lee Crabill	2007 2006	-- 11,091	$ $	6,750 6,600
Michael Ritz	2007 2006	-- --	$ $	5,346 --

(4)	Mr. Ritz began employment with the Company on February 28, 2007.

(5)	Mr. Ritz’s bonus number includes a $10,000 sign-on bonus.

GRANTS OF PLAN-BASED AWARDS IN 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maxi-mum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
C. Taylor Pickett	5/7/07 5/7/07 5/7/07					49,026(B) 49,026(C)		114,394(A)			$1,951,562 $ 411,328 $ 302,490
Robert O. Stephenson	5/7/07 5/7/07 5/7/07					20,268(B) 20,268(C)		47,292(A)			$ 806,802 $ 170,049 $ 125,054
Daniel J. Booth	5/7/07 5/7/07 5/7/07					29,366(B) 29,366(C)		68,520(A)			$1,168,951 $ 246,381 $ 181,188
R. Lee Crabill	5/7/07 5/7/07 5/7/07					18,097(B) 18,097(C)		42,225(A)			$ 720,359 $ 151,834 $ 111,658
Michael D. Ritz	5/7/07 5/7/07 5/7/07					7,239(B) 7,239(C)		14,477(A)			$246,978 $ 60,735 $ 44,665

Notes:

(A)
Restricted stock awards vesting one-seventh on December 31, 2007 and two-sevenths on each of December 31, 2008, December 31, 2009, and December 31, 2010, subject to continued employment on the vesting date. In addition, all restricted stock vests upon the officer’s death, disability, termination of employment by us without cause (as defined in the employment agreement), or if the officer voluntary quits for good reason (as defined in the employment agreement).  Dividends are paid currently on unvested and vested shares. If unvested shares are forfeited, dividends that are paid after the date of the forfeiture are not paid on these shares.

(B)
PRSUs vesting one-third on each of December 31, 2008, 2009 and 2010 subject to achieving Total Shareholder Return of at least 11% annualized from the date of grant through the vesting date. See “2007 Performance Restricted stock Unit Awards” under “Compensation Discussion and Analysis” above for further information.

(C)
PRSUs vesting December 31, 2010 subject to achieving cumulative Total Shareholder Return of at least 11% annualized from the date of grant through the vesting date. See “2007 Performance Restricted Stock Unit Awards” under “Compensation Discussion and Analysis” above for further information.

Outstanding Equity Awards at Fiscal Year End for 2007

	Option Awards					Stock Awards
Name (A)	Number of Securities Underlying Unexercised Options (#) Exercisable (B)	Number of Securities Underlying Unexercised Options (#) Unexercisable (C)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (D)	Option Exercise Price ($) (E)	Option Expiration Date (F)	Number of Shares or Units of Stock That Have Not Vested (#) (G)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (H)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (I)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (J)
C. Taylor Pickett								98,052 49,026 49,026	$ $ $	1,573,735 786,867 786,867
Robert O. Stephenson								40,536 20,268 20,268	$ $ $	650,603 325,301 325,301
Daniel J. Booth								58,731 29,366 29,366	$ $ $	942,633 471,324 471,324
R. Lee Crabill								36,193 18,097 18,097	$ $ $	580,898 290,457 290,457
Michael D. Ritz								12,408 7,239 7,239	$ $ $	199,148 116,186 116,186
(1)
These balances exclude performance restricted stock units that vested as of December 31, 2006 but will be distributed on January 1, 2008. The performance criteria for the receipt of these units were met in 2006.  Messrs. Pickett, Stephenson, Booth and Crabill were awarded 125,000, 60,000, 75,000 and 57,500 of these performance restricted stock units, respectively.

(2)	The market value is based on the closing price of our common stock on December 31, 2007 of $16.05.

Option Exercises and Stock Vested for 2007

Option Awards			Stock Awards
Name (A)	Number of Shares Acquired on Exercise (#) (B)	Value Realized on Exercise ($) (1) (C)	Number of Shares Acquired on Vesting (#) (D)	Value Realized on Vesting ($) (2) (E)
C. Taylor Pickett	--	$--	16,342	$262,289
Robert O. Stephenson	--	$--	6,756	$108,434
Daniel J. Booth	--	$--	9,789	$157,113
R. Lee Crabill	--	$--	6,032	$96,814
Michael D. Ritz	--	$--	2,068	$33,191
(1)	This amount represents the gain to the employee based on the market price of underlying shares at the date of exercise less the exercise price.

(2)	The market value is based on the closing price of our common stocks on December 31, 2007 of $16.05.

Compensation and Severance Agreements

C. Taylor Pickett Employment Agreement

We entered into an employment agreement with C. Taylor Pickett, dated as of September 1, 2004, to be our Chief Executive Officer. We amended the agreement with the consent of Mr. Pickett, effective May 7, 2007.  The amendment extended the term of the agreement set to expire on December 31, 2007 for an additional three-year-period until December 2010.

Mr. Pickett’s current base salary is $549,500 per year, subject to increase by us and his employment provides that he will be eligible for an annual bonus of up to 100% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.  However, in a separate letter, we provided that, for 2007, his percentage bonus opportunity was up to 125% of his base salary.

If we terminate Mr. Pickett’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to three times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 36-month-period following his termination.  “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Pickett’s employment to more than 50 miles away without his consent.

Mr. Pickett is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.  If Mr. Pickett dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Pickett is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Pickett is obligated not to provide within the states where Omega owns property as of May 7, 2007, managerial services or management consulting services to a “competing business.” Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare - related real estate. In addition, during the period of employment and for one year thereafter, Mr. Pickett agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees. If the term of the employment agreement expires at December 31, 2010 and as a result no severance is paid, then these provisions also expire at December 31, 2010.

Daniel J. Booth Employment Agreement

We entered into an employment agreement with Daniel J. Booth, dated as of September 1, 2004, to be our Chief Operating Officer.  We amended the agreement with the consent of Mr. Booth, effective May 7, 2007.  The amendment extended the term of the agreement set to expire on December 31, 2007 for an additional three-year-period until December 31, 2010.

Mr. Booth’s current base salary is $338,500 per year, subject to increase by us and his employment agreement provides that he will be eligible for an annual bonus of up to 50% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.  However, in a separate letter, we provided that, for 2007, his percentage bonus opportunity was up to 75% of his base salary.

If we terminate Mr. Booth’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to two times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 24-month-period following his termination.  “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Booth’s employment to more than 50 miles away without his consent.

Mr. Booth is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.  If Mr. Booth dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Booth is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Booth is obligated not to provide within the states where Omega owns property as of May 7, 2007, managerial services or management consulting services to a “competing business.”  Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare - related real estate. In addition, during the period of employment and for one year thereafter, Mr. Booth agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees. If the term of the employment agreement expires at December 31, 2010 and as a result no severance is paid, then these provisions also expire at December 31, 2010.

Robert O. Stephenson Employment Agreement

We entered into an employment agreement with Robert O. Stephenson, dated as of September 1, 2004, to be our Chief Financial Officer.  We amended the agreement with the consent of Mr. Stephenson, effective May 7, 2007.  The amendment extended the term of the agreement set to expire on December 31, 2007 for an additional three-year-period until December 31, 2010.

Mr. Stephenson’s current base salary is $272,000 per year, subject to increase by us and his employment agreement provides that he will be eligible for an annual bonus of up to 50% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.  However, in a separate letter, we provided that, for 2007, his percentage bonus opportunity was up to 60% of his base salary.

If we terminate Mr. Stephenson’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to one and one-half times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 18-month-period following his termination.  “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Stephenson’s employment to more than 50 miles away without his consent.

Mr. Stephenson is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.  If Mr. Stephenson dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Stephenson is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Stephenson is obligated not to provide within the states where Omega owns property as of May 7, 2007, managerial services or management consulting services to a “competing business.”  Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare related - real estate. In addition, during the period of employment and for one year thereafter, Mr. Stephenson agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees. If the term of the employment agreement expires at December 31, 2010 and as a result no severance is paid, then these provisions also expire at December 31, 2010.

R. Lee Crabill, Jr. Employment Agreement

We entered into an employment agreement with R. Lee Crabill, dated as of September 1, 2004, to be our Senior Vice President of Operations.  We amended the agreement with the consent of Mr. Crabill, effective May 7, 2007.  Then amendment extended the term of the agreement set to expire on December 31, 2007, for an additional three-year-period until December 31, 2010.

Mr. Crabill’s current base salary is $262,500 per year, subject to increase by us and his employment agreement provides that he will be eligible for an annual bonus of up to 50% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors. However, in a separate letter, we provided that, for 2007, his percentage bonus opportunity was up to 60% of his base salary.

If we terminate Mr. Crabill’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to one and one-half times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 18-month-period following his termination.  “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Crabill’s employment to more than 50 miles away without his consent.

Mr. Crabill is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.  If Mr. Crabill dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Crabill is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Crabill is obligated not to provide within the states where Omega owns property as of May 7, 2007, managerial services or management consulting services to a “competing business.”  Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare - related real estate. In addition, during the period of employment and for one year thereafter, Mr. Crabill agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees. If the term of the employment agreement expires at December 31, 2010 and as a result no severance is paid, then these provisions also expire at December 31, 2010.

Michael Ritz Employment Agreement

           We entered into an employment agreement with Michael Ritz, dated as of May 7, 2007, to be our Chief Accounting Officer. The term of the agreement expires on December 31, 2010.

           Mr. Ritz’ current base salary is $181,500 per year, subject to increase by us, and his employment agreement provides that he will be eligible for an annual bonus of up to 35% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors plus, for 2007 only, a guaranteed bonus of $40,000, subject to his continued employment on the date the bonus is paid.

           If we terminate Mr. Ritz’ employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to one times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 12-month-period following his termination. “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Ritz’ employment to more than 50 miles away without his consent.

           Mr. Ritz is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires. If Mr. Ritz dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

           Mr. Ritz is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Ritz is obligated not to provide, within the states where Omega owns property as of May 7, 2007, managerial services or management consulting services to a “competing business.” Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare-related real estate. In addition, during the period of employment and for one year thereafter, Mr. Ritz agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees. If the term of the employment agreement expires at December 31, 2010 and as a result no severance is paid, then these provisions also expire at December 31, 2010.

Potential Payments Upon Termination or Change of Control

The table below illustrates the incremental compensation that would have been payable in the event of termination events identified below, as if they had occurred as of December 31, 2007.

In general, the occurrence of a change of control does not increase benefits that would otherwise be payable upon termination without cause or resignation for good reason.  If a change of control occurs before the end of a performance period under the outstanding PRSUs, then the performance period for the applicable PRSU will end on the change in control date.  However, the PRSUs only vest if the officer is employed at the original vesting date, or the officer is terminated for cause or resigns for good reason.  For a description of the vesting of restricted stock and PRSUs, see “Stock Incentives” on page 13 above.  For a description of circumstances constituting “cause” and “good reason”, see the discussion of each officer’s employment agreement above.

	Involuntary Without Cause or Voluntary for Good Reason	Death or Disability
C. Taylor Pickett:
Severance	$3,273,125	$--
Accelerated Vesting of Restricted Stock(1)	$1,573,735	$1,573,735
Accelerated Vesting of PRSUs(2)	$--	$--

Total Value of Payments:	$4,846,860	$1,573,735

Robert O. Stephenson:
Severance	$611,485	$--
Accelerated Vesting of Restricted Stock(1)	$650,603	$650,603
Accelerated Vesting of PRSUs(2)	$--	$--

Total Value of Payments:	$1,262,088	$650,603

Daniel J. Booth:
Severance	$1,050,250	$--
Accelerated Vesting of Restricted Stock(1)	$942,633	$942,633
Accelerated Vesting of PRSUs(2)	$--	$--

Total Value of Payments:	$1,992,883	$942,633

R. Lee Crabill:
Severance	$569,270	$--
Accelerated Vesting of Restricted Stock(1)	$580,898	$580,898
Accelerated Vesting of PRSUs(2)	$--	$--

Total Value of Payments:	$1,150,168	$580,898

Michael Ritz:
Severance	$276,250	$--
Accelerated Vesting of Restricted Stock(1)	$199,148	$199,148
Accelerated Vesting of PRSUs(2)	$--	$--

Total Value of Payments:	$475,398	$199,148
(1)	Based on closing stock price as of December 31, 2007.
(2)	Based on Total Shareholder Return through December 31, 2007 and closing stock price as of such date.

Compensation of Directors

Name (A)	Fees earned or paid in cash ($) (B)	Stock Awards ($) (1) (C)	Option Awards ($) (D)	Non-Equity Incentive Plan Compensation ($) (E)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (F)	All Other Compensation ($) (G)	Total ($) (H)

Thomas F. Franke	$71,000	$41,641	$--	$--	$--	$--	$112,641
Harold J. Kloosterman	$84,000	$41,641	$--	$--	$--	$--	$125,641
Bernard J. Korman	$96,500	$63,231	$--	$--	$--	$--	$159,731
Edward Lowenthal	$67,000	$41,641	$--	$--	$--	$--	$108,641
Stephen D. Plavin	$83,500	$41,641	$--	$--	$--	$--	$125,141

(1)	Dollar amount expensed during fiscal year.

(2)	Grants of plan-based awards table for 2007

Name	Grant Date	Shares Awarded	Value Awarded
Franke	1/12/2007 2/15/2007 5/15/2007 8/15/2007 11/15/2007	1,500 332 377 447 387	$26,295 6,248 6,243 6,254 6,258
Kloosterman	1/12/2007 2/15/2007 5/15/2007 8/15/2007 11/15/2007	1,500 332 377 447 387	$26,295 6,248 6,243 6,254 6,258
Korman	1/12/2007 2/15/2007 5/15/2007 8/15/2007 11/15/2007	2,500 332 377 447 387	$43,825 6,248 6,243 6,254 6,258
Lowenthal	1/12/2007 2/15/2007 5/15/2007 8/15/2007 11/15/2007	1,500 332 377 447 387	$26,295 6,248 6,243 6,254 6,258
Plavin	1/12/2007 2/15/2007 5/15/2007 8/15/2007 11/15/2007	1,500 332 377 447 387	$26,295 6,248 6,243 6,254 6,258

    2007 Standard Compensation Arrangement for Directors.  For the year ended December 31, 2006, our standard compensation arrangement for our Board of Directors provided that each non-employee director would receive a cash payment equal to $25,000 per year, payable in quarterly installments of $6,250. Each non-employee director also is entitled to receive a quarterly grant of shares of common stock equal to the number of shares determined by dividing the sum of $5,000 by the fair market value of the common stock on the date of each quarterly grant, currently set at February 15, May 15, August 15, and November 15. At the director’s option, the quarterly cash payment of director’s fees may be paid in shares of common stock. In addition, each non-employee director is entitled to receive fees equal to $1,500 per meeting for attendance at each regularly scheduled meeting of the Board of Directors. For each teleconference or called special meeting of the Board of Directors, each non-employee director received $1,500 for meeting. In 2006, the Chairman of the Board received an annual payment of $25,000 for being Chairman and each Committee Chair received an annual payment of $5,000. In addition, we reimbursed the directors for travel expenses incurred in connection with their duties as directors. Employee directors received no compensation for service as directors.

Under our standard compensation arrangement of directors, each non-employee director of our company receives options with respect to 10,000 shares at the date the plan was adopted or upon their initial election as a director. Our standard compensation arrangement for directors also provides that each non-employee director is awarded an additional option grant with respect to 1,000 restricted shares on January 1 of each year they serve as a director. All grants have been and will be at an exercise price equal to 100% of the fair market value of our common stock on the date of the grant. Non-employee director options and restricted stock vest ratably over a three-year period beginning the date of grant.

2007 Standard Compensation Arrangement for Directors.  Effective January 1, 2007, our standard compensation arrangement for directors provided that each non-employee director is entitled to receive (i) a cash payment of $25,000, payable in quarterly installments of $6,250, (ii) a quarterly grant of shares of common stock equal to the number of shares determined by dividing the sum of $6,250 by the fair market value of the common stock on the date of each quarterly grant, currently set at February 15, May 15, August 15, and November 15, and (iii) restricted stock with respect to 1,500 shares on January 1 of each year they serve as a director (except that the chairman of the board will be awarded 2,500 restricted shares on January 1 of each year he serves as Chairman). In addition, the Chairman of the Board receives an additional annual payment of $25,000, the Chairman of the Audit Committee will receive an additional $15,000, the Chairman of the Compensation Committee will receive an additional $10,000 and all other committee chairmen will receive $7,000.

We also pay each non-employee director fees equal to $1,500 per meeting for attendance at each regularly scheduled meeting of the Board of Directors. For each teleconference or called special meeting of the Board of Directors, each non-employee director receives $1,500 per meeting.  In addition, each new non-employee director of our company will be awarded options with respect to 10,000 shares upon his or her initial election as a director.

All stock grants will be at an exercise price equal to 100% of the fair market value of our common stock on the date of the grant. Non-employee director options and restricted stock vest ratably over a three-year period beginning the date of grant.  In addition, we reimburse the directors for travel expenses incurred in connection with their duties as directors. Employee directors receive no compensation for service as directors.

Compensation Committee Interlocks and Insider Participation

Thomas F. Franke, Harold J. Kloosterman, Bernard J. Korman, Edward Lowenthal and Stephen D. Plavin were members of the Compensation Committee for the year ended December 31, 2007 and during such period, there were no Compensation Committee interlocks or insider participation in compensation decisions.

AUDIT COMMITTEE MATTERS

           The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of our company, the audits of our financial statements, the qualifications of the public accounting firm engaged as our independent auditor to prepare and issue an audit report on our financial statements and the related internal control over financial reporting, and the performance of our independent auditors.  The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our company’s independent auditors. The Audit Committee’s function is more fully described in its revised charter, which the Board of Directors adopted on January 16, 2007, and is available on our website at www.omegahealthcare.com. The Board of Directors reviews the Audit Committee Charter annually.

The Audit Committee has three independent directors, and the Board of Directors has determined that each Audit Committee member is independent under the standards of director independence established under our corporate governance policies and the New York Stock Exchange listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.  In addition, the Board of Directors has determined that Stephen Plavin is an “audit committee financial expert,” as defined by SEC rules.

Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.  Our company’s independent auditor, Ernst & Young LLP, is responsible for auditing and expressing opinions on the conformity of our company’s consolidated financial statements with accounting principles generally accepted in the United States, and the effectiveness of our company’s internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria).

Audit Committee Report

The Audit Committee, with respect to the audit of Omega’s 2007 audited consolidated financial statements, reports as follows:

1)	The Audit Committee has reviewed and discussed our 2007 audited consolidated financial statements with Omega’s management;

2)
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and SEC Regulation S-X, Rule 2-07, which include, among other items, matters related to the conduct of the audit of Omega’s consolidated financial statements, and the PCAOB Auditing Standard No. 5, (“An Audit of Internal Control Over Financial Reporting that is integrated with an Audit of Financial Statements”);

3)
The Audit Committee has received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” (which relates to the auditor’s independence from Omega and its related entities) and has discussed with Ernst & Young LLP its independence from Omega;

4)
Based on reviews and discussions of Omega’s 2007 audited consolidated financial statements with management and discussions with Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that Omega’s 2007 audited consolidated financial statements be included in our company’s Annual Report on Form 10-K;

5)
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all service performed by, our company’s independent auditor. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent accounting firm is required to confirm that the provision of such services does not impair its independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table below were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein; and

6)	The Committee has also reviewed the services provided by Ernst & Young LLP discussed below and has considered whether provision of such services is compatible with maintaining auditor independence.

Audit Committee of the Board of Directors

 Stephen D. Plavin
 Harold J. Kloosterman
 Edward Lowenthal

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Auditors

Ernst & Young LLP audited our financial statements for each of the years ended December 31, 2007, 2006 and 2005.  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so.  It is also expected that they will be available to respond to appropriate questions from stockholders at the Annual Meeting.  Approval of our independent auditors is not a matter required to be submitted to stockholders; however, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate practice.

Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our company’s annual financial statements for the fiscal years 2007 and 2006 and fees billed for other services rendered by Ernst & Young LLP during those periods, all of which were pre-approved by the Audit Committee.

	Year Ended December 31,
	2007	2006

Audit Fees	$793,000	$1,475,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	6,000	6,000
Total	$799,000	$1,481,000

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered to our company for the audit of our company’s annual financial statements for fiscal years 2007 and 2006, the audit of the effectiveness of our company’s internal control over financial reporting related to Section 404 of the Sarbanes-Oxley Act of 2002 for fiscal years 2007 and 2006, the reviews of the financial statements included in our company’s Forms 10-Q for fiscal years 2007 and 2006, and services relating to securities and other filings with the SEC, including comfort letters and consents, were approximately $793,000 and $1,475,000, respectively.  Audit fees in 2006 also included approximately $800,000 of fees billed by Ernst & Young LLP related to the restatement of our Form 10-K for the three-year period ended December 31, 2005 and Forms 10-Q for the periods ended March 31, 2006 and June 30, 2006.

Audit Related Fees

Ernst & Young LLP was not engaged to perform services for our company relating to due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, or consultation concerning financial accounting and reporting standards for fiscal years 2007 and 2006.

Tax Fees

Ernst & Young LLP was not engaged to perform services to our company relating to tax compliance, tax planning and tax advice for fiscal years 2007 and 2006, respectively.

All Other Fees

The aggregate fees billed by Ernst & Young LLP for professional services to our company rendered other than as stated under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above for fiscal years 2007 and 2006 were approximately $6,000 and $6,000, respectively.

Determination of Auditor Independence

The Audit Committee considered the provision of non-audit services by our independent auditor and has determined that the provision of such services was consistent with maintaining the independence of Ernst & Young LLP.

Audit Committee’s Pre-Approval Policies

The Audit Committee’s current practice is to pre-approve all audit services and all permitted non-audit services to be provided to our company by our independent auditor; provided, however pre-approval requirements for non-audit services are not required if all such services:  (1) do not aggregate to more than five percent of total revenues paid by us to our accountant in the fiscal year when services are provided; (2) were not recognized as non-audit services at the time of the engagement; and (3) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee.

 PROPOSAL 2 — PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR 2008

The Audit Committee has selected Ernst & Young LLP as our company’s independent auditor for the current fiscal year, and the Board of Directors is asking stockholders to ratify that selection.  Although current law, rules, and regulations, as well as the charter of the Audit Committee, require our company’s independent auditor to be engaged, retained, and supervised by the Audit Committee, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate governance. However, if the stockholders  do not ratify  the  selection,  the  Board  of Directors  and the Audit  Committee  will  reconsider whether or not to retain Ernst & Young LLP but may retain such independent auditors.  Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interest of us and our stockholders.

Information concerning the services Ernst & Young provided to us can be found beginning on page 27.  The affirmative vote of holders of a majority of all votes cast on the matter is required to ratify the selection of Ernst & Young LLP as our company’s independent auditor for the current fiscal year.  The Board of Directors and the members of the Audit Committee recommend a vote FOR this proposal.

PROPOSAL 3 – APPROVAL OF AN AMENDMENT TO THE 2004 INCENTIVE PLAN

           We are asking our stockholders to approve an amendment (the “2004 Plan Amendment”) to the Omega Healthcare Investors, Inc. 2004 Incentive Plan (the “2004 Plan”) that would facilitate the ability of  the Compensation Committee of our Board of Directors (the “Compensation Committee”) to structure and award performance-based compensation that will qualify for a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The 2004 Plan is not being amended to increase the number of shares reserved for issuance thereunder or in any other material respect except for changes intended to satisfy Section 162(m) of the Code.  The maximum number of shares reserved for issuance under the 2004 Plan remains at 3,000,000 shares.

           As described below under Federal Income Tax Information – Potential Limitation on Company Deductions,” Code Section 162(m) denies a tax deduction to public companies for compensation paid to certain “covered employees” in a taxable year to the extent the compensation paid to a covered employee exceeds $1,000,000, unless the plan contains features that enable the compensation to qualify as “performance-based compensation.”  Before the 2004 Plan Amendment, the 2004 Plan already contained features necessary to qualify certain compensation as performance-based compensation and permitted payment of cash bonuses.  The 2004 Plan Amendment, however, expands the types of compensation that will qualify as performance-based compensation, including cash bonuses, adds additional performance goals, and provides a cap on the maximum number of shares that can be granted or dollar amounts that can be paid to an employee during a year as qualified performance-based compensation.

           The Company’s general policy has been to pay certain awards, for example annual bonuses, to executive officers that are determined in part based on achievement of pre-established performance goals, such as adjusted Funds From Operations.  However, historically certain of these awards have not qualified as performance-based within the meaning of Code Section 162(m) because some of the performance goals used and plan limits on the maximum number of shares that can be granted during a specified period or the maximum dollar amount of compensation that can be paid to an employee during a specified period have not been stockholder approved.  If  Proposal 3 is approved, the Company will have an increased ability to structure awards as performance-based under Code Section 162(m).

           Although the Company is generally not subject to federal income tax liability so long as the Company continues to qualify as a real estate investment trust (subject to certain exceptions), the Company believes that qualifying compensation as performance-based under Code Section 162(m) is desirable. If the deduction for a portion of the compensation we pay to our covered executives is limited by the provisions of Code Section 162(m), our taxable income will increase by the amount so limited, and we would be required to increase the amount of dividends we pay in order to avoid paying corporate income tax on the disallowed amount.  While we would not expect the amount of any such disallowance to be material, our ability to pay dividends at any such point in time could be limited by any number of factors including insufficient cash flow generated by operations, limitations contained in existing loan agreements, or other factors.  Accordingly, the Board believes it is in the best interests of the Company to seek stockholder approval of the 2004 Plan Amendment in order to structure potential executive compensation that could exceed $1 million as tax deductible under  Code Section 162(m).

           If the 2004 Plan Amendment is not approved by our stockholders, we intend to continue to grant cash bonuses and other awards, but some of these awards that would otherwise be deductible if the 2004 Plan Amendment were approved may not be deductible under Code Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

           A summary of the 2004 Plan, as amended by the 2004 Plan Amendment for which we are seeking stockholder approval, is set forth below.

General

           On April 20, 2004, our Board of Directors approved the 2004 Plan.  The 2004 Plan allows the Compensation Committee to grant equity and other compensation to certain employees, directors and consultants for the purpose of giving them a proprietary interest in our company and providing us with a means to attract and retain key personnel.

           If approved by the stockholders, the 2004 Plan Amendment would provide the Compensation Committee with greater flexibility to structure awards, including cash bonuses, to qualify as performance-based awards under Code Section 162(m) and would expand the criteria available to the Compensation Committee for setting performance goals.  These modifications to the 2004 Plan would provide greater flexibility to the Compensation Committee in establishing performance-based compensation that is tax-deductible to Omega.

Eligibility

           Stock incentives may be granted to our employees, directors, and consultants, or any of our affiliates; provided, however, that incentive stock options may be granted only to our employees or employees of our subsidiaries.

Administration

           Awards under the 2004 Stock Incentive Plan will be granted, and the terms and conditions of awards will be determined, by the Compensation Committee, the members of which are selected by our Board of Directors.

           Code Section 162(m) requires that the members of the Compensation Committee must be “outside directors.”  To qualify as an outside director, the director cannot be a current employee of Omega, a former employee of Omega who receives compensation for prior services, a current or former officer of Omega, or receive remuneration from Omega either directly or indirectly in any capacity other than a director.  The members of our Compensation Committee qualify as outside directors under these regulations.

Awards

           The 2004 Plan permits the Compensation Committee to grant a variety of incentives relating to Omega common stock, including stock awards, restricted stock units, stock options, stock appreciation rights, performance awards, phantom stock, and dividend equivalent rights (collectively, “Awards”).  Performance awards, however, may alternatively be tied to a value that is not derivative of Omega’s equity value.

           The 2004 Stock Incentive Plan provides that each non-employee director will receive an initial grant of an option to purchase 10,000 shares when first elected. Annually thereafter, each non-employee director will receive an additional grant of an option to purchase 1,000 shares. Each option granted to a non-employee director will vest on a three-year graded vesting schedule.

           The number of shares of our common stock as to which a stock incentive is granted and to whom any stock incentive is granted shall be determined by the Compensation Committee, subject to the provisions of the 2004 Stock Incentive Plan. Stock incentives issuable may be made exercisable or settled at such prices and may be made terminable under such terms as are established by the Compensation Committee, to the extent not otherwise inconsistent with the terms of the 2004 Stock Incentive Plan.

           The terms of particular Awards may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with respect to our company, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of our company. Awards may also include exercise, conversion or settlement rights to a holder's estate or personal representative in the event of the holder's death or disability.  At the Compensation Committee's discretion, Awards that are held by an employee who terminates employment may be cancelled, accelerated, paid or continued, subject to the terms of the applicable award agreement and to the provisions of the 2004 Plan.

Limits on Grants

           The maximum number of shares of common stock with respect to which options, stock appreciation rights, or other Awards (other than performance awards payable in cash) that are intended to be performance-based compensation under Code Section 162(m) that can be granted during any year to any employee shall not exceed one million one hundred thousand (1,100,000).  In addition, to the extent that compensation is granted with the intent that it qualify as performance-based compensation under Code Section 162(m), the maximum aggregate dollar amount of performance awards that may be paid in cash in any calendar year to an employee may not exceed two million ($2,000,000).  Before the 2004 Plan Amendment, the 2004 Plan contained the limit described above for stock options and stock appreciation rights, but did not contain the other limits described above.  Stockholder approval of these limits will allow the Compensation Committee the flexibility to structure other forms of Awards to qualify as performance-based compensation under Code Section 162(m).

Qualified Performance Goals

           The Compensation Committee may, but is not required to, make the vesting or payment of an Award contingent upon achievement of performance goals that are intended to qualify the Award as performance-based compensation within the meaning of Section 162(m) of the Code.  These performance goals, after the 2004 Plan Amendment for which we are seeking stockholder approval, are listed below:

i. earnings per share;

ii. operating cash flow;

iii. cash available;

iv. net income;

v. revenue;

vi. total stockholder return;

vii. return on invested capital;

viii. return on stockholder equity;

ix. return on assets; or

x. return on common book equity;

xi. market share;

xii. economic value added;

xiii. operating margin

xiv. stock price;

xv. operating income;

xvi. EBIT or EBITDA;

xvii. funds from operations or adjusted funds from operations;

xviii. expenses or operating expenses;

xix. productivity of employees as measured by revenues, costs, or earnings per employee;

xx. cost reduction goals; and

xxi. any combination of the foregoing.

           The Compensation Committee may apply any of the foregoing either individually or in combination, to Omega as a whole or to a business unit or affiliate, and may measure achievement of the goals either quarterly, annually, or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, to results for previous quarters or years or to a designated comparison group.

           The Compensation Committee may adjust any evaluation of performance under a performance goal to remove the effect of equity compensation expense under FAS 123R; amortization of acquired technology and intangibles; asset write-downs, litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of a tax deduction to us pursuant to Section 162(m) of the Code, if applicable.

           Before the 2004 Plan Amendment, the Plan already contained the performance goals (with a few minor differences) in items (i) through (x) and gave the Compensation Committee the ability to make some of the adjustments described above.  The 2004 Plan Amendment expands the categories of performance goals and the Compensation Committee’s ability to make appropriate adjustments.

Options

           Options may be made exercisable at a price not less than the fair market value of our common stock on the date that the option is awarded or the last business day preceding. The Compensation Committee shall determine the fair market value of our common stock until such time as our common stock is publicly traded. Except for adjustments in the event of a recapitalization or similar event, the option exercise price may not be reduced after the date of grant of an option and no option may be cancelled or surrendered in exchange for an option with a lower exercise price.

           The Compensation Committee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of our common stock, or to be satisfied through a cashless exercise executed through a broker or by having a number of shares of our common stock otherwise issuable at the time of exercise withheld. The 2004 Plan permits the grant of both incentive and non-qualified stock options.

Stock Appreciation Rights

           Stock appreciation rights may be granted separately or in connection with another Award, and the Compensation Committee may provide that they are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of our common stock or in cash, according to terms established by the Compensation Committee with respect to any particular award.

Stock Awards

           The Compensation Committee may grant shares of our common stock or restricted stock to a participant, subject to such restrictions and conditions, if any, as the Compensation Committee shall determine.

Performance Awards

           After the 2004 Plan Amendment, performance awards entitle the participant to receive at a specified future date payment of an amount equal to either the value of a specified or determinable number of units stated in terms of a designated or determinable dollar amount per unit or a percentage or multiple of a specified dollar amount determined by the Compensation Committee, and payment will be subject to such conditions or restrictions as the Compensation Committee shall determine, including achievement of specified Performance Goals, and shall be payable in cash or shares of our common stock, as the Compensation Committee may determine.  Before the 2004 Plan Amendment, the Plan permitted the grant of performance awards (then called “performance unit awards”), but they were required to be denominated only in “units.”  The 2004 Plan Amendment provides the Compensation Committee with greater flexibility to structure cash bonuses to qualify as performance-based compensation under Code Section 162(m).

Other Awards

           Dividend equivalent rights, restricted stock unit awards and phantom shares may be granted with respect to such number of shares of our common stock and may be subject to such conditions or restrictions as the Compensation Committee shall determine and shall be payable in cash or shares of our common stock, as the Compensation Committee may determine.

Participation in the 2004 Plan

Information regarding the grant of awards under the 2004 Plan to key personnel is subject to the discretion of the Board and set forth in the Stock Awards Column of the Summary Compensation Table, the accompanying compensation tables, and the Compensation Discussion and Analysis above.  All Stock Awards described in the compensation tables were granted under the 2004 Plan.

Recapitalizations and Reorganizations

The number of shares of our common stock reserved for issuance in connection with the grant or settlement of Awards or to which an Award is subject, as the case may be, and the exercise price of each option are subject to adjustment in the event of any recapitalization of our company or similar event effected without receipt of consideration by us.

In the event of certain corporate reorganizations, Awards may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Compensation Committee, provided such adjustment is not inconsistent with the express terms of the 2004 Plan or the applicable award agreement.

Amendment or Termination

Although the amended 2004 Plan may be further amended by our Board of Directors without stockholder approval, our Board of Directors also may condition any such amendment upon stockholder approval if stockholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws.

Federal Income Tax Information

The following discussion outlines generally the federal income tax consequences of participation in the amended 2004 Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the amended 2004 Plan.

Non-Qualified Options

A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of our common stock on the date the option is exercised over the price paid for our common stock, and we will then be entitled to a corresponding deduction.

Depending upon the period shares of our common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.

Incentive Stock Options

           A participant who exercises an incentive stock option will not be taxed at the time he or she exercises the option or a portion thereof. Instead, he or she will be taxed at the time he or she sells our common stock purchased pursuant to the option. The participant will be taxed on the difference between the price he or she paid for our common stock and the amount for which he or she sells our common stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the participant will be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and we will not get a corresponding deduction. If the participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and we will be entitled to a corresponding deduction; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.

           Exercise of an incentive option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

Stock Awards

           A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Code. However, when the shares of our common stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and we will then be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and we also will be entitled to a corresponding deduction at that time.

Other Awards

           A participant will not recognize income upon the grant of certain equity incentives such as a stock appreciation right, dividend equivalent right, performance award or phantom share. Generally, at the time a participant receives payment under any such award, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of our common stock received, and we will then be entitled to a corresponding deduction.

Potential Limitation on Company Deductions

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to equity compensation, when combined with cash compensation and all other types of compensation received by a covered employee from the company, may cause this limitation to be exceeded in any particular year.  Compensation that qualifies under Code Section 162(m) as “qualified performance-based compensation” is exempt from the deduction limitation.  In accordance with Treasury Regulations issued under Section 162(m), qualified performance-based compensation is compensation that meets the following requirements:

i.	the compensation is payable only upon attainment of pre-established, objective performance goals;
ii.	the performance goals under which the compensation is paid must be established by a compensation committee comprised solely of two or more outside directors; and
iii.	the material terms of the performance goals under which compensation can be paid are approved by the stockholders of the corporation.

Stock options and stock appreciation rights are deemed to satisfy the requirement in clause (i) above if the grant is made by the compensation committee, the plan under which the option or right is granted states the maximum number of shares subject to options or rights that may be granted during a specified period to any employee, and the option or right strike price is set at the fair market value of the underlying stock as of the date of grant.

The 2004 Plan Amendment that we are asking you to approve expands the Compensation Committee’s ability to structure awards that qualify as performance-based compensation under Code Section 162(m), by expanding the type of cash bonuses that can qualify as performance-based, expanding the available performance goals as described above, and imposing limits on the maximum number of shares or dollar amounts that can be paid to an employee in any year as performance-based compensation.  However, even if the stockholders vote to approve the 2004 Plan Amendment, the Compensation Committee will have the ability to structure Awards under the Plan that do not qualify as qualified performance-based compensation, and thus there can be no assurance that all Awards under the Plan will be treated as qualified performance-based compensation under Code Section 162(m) and tax-deductible to the company.

Voting Required for Approval

           For the 2004 Plan Amendment to be approved, the number of "for" votes cast at the meeting for this proposal must be at least a majority of all votes cast on the proposal and the total number of votes cast with respect to this proposal must represent more than 50% of all of the shares entitled to vote on the proposal. For purposes of the vote on Proposal 3, abstentions and broker non-votes will not be counted as shares entitled to vote and will have no effect on the results of the vote.

Recommendation of the Board

           Accordingly, our Board of Directors unanimously recommends that the stockholders vote "FOR" this Proposal 3, the proposal to approve the 2004 Plan Amendment.

STOCKHOLDER PROPOSALS

December 19, 2008 is the date by which proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders must be received by us for inclusion in our proxy statement and form of proxy relating to that meeting.

In addition, our Bylaws provide that in order for business to be brought before the Annual Meeting, a stockholder must deliver or mail written notice to our Secretary at our principal executive office not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting provided, however, that if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be delivered not more than 90 days prior to such Annual Meeting nor less than 60 days prior to such Annual Meeting or if later, not later than the close of business on the tenth day following the day on which the date of such meeting is publicly announced.   The notice must state the stockholder’s name, address, class and number of shares of our stock and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the stockholder and of the beneficial owner, if any, on whose behalf the proposal is made.  If the stockholder intends to nominate a candidate for election as a director, in addition to the requirements set forth above, the notice should include the name of the nominee for election as a director, the age of the nominee, the nominee’s business address and experience during the past five years, the number of shares of our stock beneficially held by the nominee, and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee.  The notice must also include a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and the consent of the nominee to serve as a director.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by us.  In addition to use of the mails, proxies may be solicited by our directors, officers and regular employees of our company personally and by telephone or facsimile.  We may reimburse persons holding shares in their own names or in the names of the nominees for expenses such persons incur in obtaining instructions from beneficial owners of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our company common stock to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.

Based solely on our review of forms that were furnished to us and written representations from reporting persons, we believe that the executive officers, directors and more than 10% stockholders complied with all filing requirements related to Section 16(a). In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the SEC.

OTHER MATTERS

The Board of Directors knows of no other business that may be validly presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.

/s/ C. TAYLOR PICKETT
Chief Executive Officer

April 18, 2008
Timonium, Maryland

OMEGA HEALTHCARE INVESTORS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned hereby appoints Robert O. Stephenson and Thomas H. Peterson and each of them, as proxies, each with the power to appoint his substitute to represent and to vote as designated below, all the shares of common stock of Omega Healthcare Investors, Inc. ("Omega") held of record by the undersigned on April 14, 2008 at the Annual Meeting of Stockholders to be held on May 22, 2008 or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned.  If no specification is made, this Proxy will be voted FOR:

1.	The Election of Directors
NOMINEES:
Harold J. Kloosterman and C. Taylor Pickett

2.	Ratification of Independent Auditors
Ernst & Young LLP

3.	Approval of the amendments to the 2004 Stock Incentive Plan described in Proposal 3 in the accompanying proxy statement

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

SEE REVERSE SIDE

-- FOLD AND DETACH HERE --

[X]           (Please mark your
votes as in this
example.)

The Directors recommend a vote "FOR" Proposal 1, Proposal 2 and Proposal 3.

VOTE FOR     VOTE WITHELD
1.           The Election of Directors                                                                                                                      [    ]                      [    ]

NOMINEES:
Harold J. Kloosterman and C. Taylor Pickett
(Instruction:  To withhold authority to vote for any individual nominee, write that nominee’s name here.)

                                    FOR       AGAINST    ABSTAIN

2.           Ratification of Independent Auditors                                                                                        [    ]           [    ]            [    ]
Ernst & Young LLP

3.           Approval of the amendments to the 2004 Stock Incentive Plan described
in Proposal 3 in the accompanying proxy statement                                                               [    ]           [    ]            [    ]

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NOTE:                      Please sign exactly as your name appears on this Proxy.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Please check the box if you plan to attend the Annual Meeting in person.                     [           ]

SIGNATURE(S)                                                                DATE

NOTE:
Please sign exactly as your name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy will not be used if you attend the meeting in person and so request.

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